Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 3rd QUARTER 2009 RESULTS;

PROVIDES UPDATED 2009 AND INITIAL 2010 OUTLOOK; ANNOUNCES

$250 MILLION STOCK REPURCHASE PROGRAM

BOCA RATON, FL, October 29, 2009 — SBA Communications Corporation (Nasdaq:SBAC) (“SBA” or the “Company”) today reported results for the quarter ended September 30, 2009. Highlights of the results include:

•	Third quarter over year earlier period:

•	Site leasing revenue growth of 19.9%

•	Tower Cash Flow growth of 22.2%

•	Net loss increased from $27.6 million to $50.1 million

•	Adjusted EBITDA growth of 27.0%

•	Equity Free Cash Flow growth of 17.1%

Operating Results

Total revenues in the third quarter of 2009 were $139.3 million, compared to $118.7 million in the year earlier period, an increase of 17.4%. Site leasing revenue of $120.6 million was up 19.9% over the year earlier period. Site leasing segment operating profit (as defined below) of $91.9 million was up 21.3% over the year earlier period. Site leasing contributed 97.8% of the Company’s total segment operating profit in the third quarter of 2009. Site development revenues were $18.7 million in the third quarter of 2009 compared to $18.2 million in the year earlier period, a 3.2% increase. Site development segment operating profit margin was 11.2% in the third quarter of 2009, compared to 4.8% in the year earlier period.

Tower Cash Flow (as defined below) for the third quarter of 2009, was $93.6 million, a 22.2% increase over the year earlier period. Tower Cash Flow margin for the third quarter of 2009 was 78.6%, compared to 77.7% in the year earlier period.

Net loss for the third quarter of 2009 was $50.1 million or $0.43 per share, compared to a net loss of $27.6 million or $0.26 per share in the year earlier period. This increase was primarily due to the loss from the early extinguishment of debt as well as an increase in interest expense.

Adjusted EBITDA (as defined below) in the third quarter was $85.0 million, compared to $66.9 million in the year earlier period, a 27.0% increase. Adjusted EBITDA margin was 61.7% in the third quarter of 2009 compared to 57.3% in the year earlier period.

Net cash interest expense (as defined below) was $36.1 million in the third quarter of 2009, compared to $24.9 million in the year earlier period.

Equity free cash flow (as defined below) for the quarter ended September 30, 2009 was $46.0 million compared to $39.3 million in the year earlier period, an increase of 17.1%. Equity free cash flow per share was $0.39 in the quarter ended September 30, 2009 compared to $0.37 per share in the year earlier period, an increase of 5.4%.

“We produced another strong quarter of results,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Customer demand for our leasing space and services was solid in the quarter, and is increasing as we move to year-end. Demand associated with 4G networks now represents a significant part of our new business, and is expected to increase as we move into and through 2010. With our balance sheet now close to what we believe is an optimum position for the creation of additional shareholder value, we are once again actively pursuing portfolio growth that meets our investment criteria. Acquisition activity is higher, and for 2009 we expect to increase our number of towers owned by approximately five percent. We are well-positioned to achieve in 2010 our historical goal of five percent to ten percent portfolio growth. While portfolio growth remains our primary focus for the discretionary investment of our capital, we have adopted a stock repurchase plan that will assist us in keeping our balance sheet optimized and allow us to take advantage of favorable stock repurchase opportunities that may arise from time to time. We expect the combination of strong customer demand and organic growth, and our ability and desire to make significant investments in portfolio growth and potentially stock repurchases, will drive material growth in equity free cash flow per share. We look forward to a solid finish in 2009 and a strong 2010.”

Investing Activities

As of September 30, 2009 SBA owned 8,085 towers, six distributed antenna system (“DAS”) networks and managed an additional 5,200 actual or potential communication sites. During the third quarter of 2009, SBA purchased 58 towers and built 25 towers. The 58 towers were purchased for approximately $24.2 million (exclusive of working capital adjustments) all of which was paid in cash. Total cash capital expenditures for the third quarter of 2009 were $37.5 million, consisting of $2.2 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $35.3 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and ground lease buyouts). During the third quarter, the Company spent $3.2 million purchasing land and easements and extending lease terms with respect to land underlying its towers.

Since September 30, 2009, SBA has acquired 18 towers for approximately $9.6 million in cash. The Company has agreed to purchase an additional 151 towers for an aggregate amount of $75.4 million. The Company anticipates that these acquisitions will be consummated by the end of the first quarter of 2010.

On October 29, 2009, the Company’s Board of Directors authorized a stock repurchase program. This program authorizes the Company to purchase, from time to time, up to $250.0 million of the Company’s outstanding common stock through open market repurchases in compliance with Rule 10b-18 of the Securities Act of 1933, as amended, and/or in privately negotiated transactions at management’s discretion based on market and business conditions, applicable legal requirements and other factors. This program will become effective November 3, 2009 and will continue until otherwise modified or terminated by the Company’s Board of Directors at any time in the Company’s sole discretion.

Financing Activities and Liquidity

SBA ended the third quarter with $2.8 billion of total debt, (recorded on the Company’s balance sheet at a discounted carrying value of $2.5 billion), $0.3 billion of cash and cash equivalents, short-term investments and short-term restricted cash and $2.5 billion of net debt (as defined below). Our Net Debt and Net Secured Debt to Annualized Adjusted EBITDA leverage ratios (as defined below) were 7.3x and 1.9x, respectively. As of September 30, 2009, no amounts were drawn on the Company’s $320 million senior credit facility and all amounts are fully available.

During the third quarter of 2009, the Company issued $750.0 million of unsecured senior notes, consisting of $375.0 million of 8.0% notes due 2016 and $375.0 million of 8.25% notes due 2019. Net proceeds of the offering were $728.7 million after deducting initial purchasers’ discounts, expenses and original issue discount. The Company used the net proceeds of the offering to repay amounts outstanding under the Optasite Credit Facility, amounts outstanding under the Senior Credit Facility and the 2005 CMBS Certificates (including the prepayment consideration). In addition, the Company intends to use a portion of the net proceeds of the offering to repurchase prior to maturity or repay at maturity the 0.375% Notes. The remaining proceeds will be used for general corporate purposes. The Company terminated the Optasite Credit Facility upon repayment of the remaining amounts. During the third quarter of 2009, the Company also repurchased $4.0 million of its 0.375% Convertible Senior Notes and $105.6 million of its 2006 CMBS Notes for an aggregate of $109.2 million in cash.

Subsequent to September 30, 2009, the Company repurchased $0.6 million of its 2006 CMBS Notes for $0.6 million in cash.

Outlook

The Company is providing its fourth quarter 2009 Outlook, updating its Full Year 2009 Outlook and providing its Full Year 2010 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s Full Year 2010 Outlook is based on the following assumptions: (1) 9% organic leasing revenue growth on projected owned towers as of January 1, 2010; (2) new tower builds of 100 – 110 towers in 2010 for the Company’s ownership; (3) the acquisition of only those tower assets under contract at the time of this press release, (4) no additional open market debt repurchases and (5) no stock repurchases. The Company intends to spend additional capital in 2010 on acquiring revenue producing assets not yet identified and under contract, the impact of which is not reflected in the 2010 guidance.

	Quarter ending			Full			Full
	December 31, 2009			Year 2009			Year 2010
				($'s in millions)
Site leasing revenue	$121.5	to	$123.5	$474.9	to	$476.9	$512.0	to	$532.0
Site development revenue	$18.0	to	$20.0	$75.2	to	$77.2	$75.0	to	$90.0
Total revenues	$139.5	to	$143.5	$550.1	to	$554.1	$587.0	to	$622.0
Tower Cash Flow	$95.0	to	$97.0	$369.1	to	$371.1	$402.0	to	$420.0
Adjusted EBITDA(1)	$86.0	to	$88.0	$336.0	to	$338.0	$367.0	to	$385.0
Net cash interest expense (2)	$37.0	to	$38.0	$129.4	to	$130.4	$145.0	to	$155.0
Cash taxes paid	$0.3	to	$0.5	$2.1	to	$2.3	$2.0	to	$3.0
Non-discretionary cash capital expenditures (3)	$2.0	to	$3.0	$8.0	to	$9.0	$7.0	to	$11.0
Equity Free Cash Flow(4)	$44.5	to	$48.7	$194.3	to	$198.5	$198.0	to	$231.0
Discretionary cash capital expenditures (5)	$59.0	to	$69.0	$141.7	to	$151.7	$90.0	to	$110.0

(1)

Excludes acquisition related costs which were previously capitalized but commencing January 1, 2009, pursuant to the adoption of Statement of Financial Accounting Standard 141(R), are required to be expensed and included within operating expenses.

(2)	Interest expense less interest income. Net cash interest expense does not include any impact from the amortization of deferred financing fees or non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)	Defined as Adjusted EBITDA less net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid.
(5)

Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs and ground lease purchases. The Company plans on building approximately 100 new towers in 2009 for its ownership.

Conference Call Information

SBA Communications Corporation will host a conference call on October 30, 2009 at 10:00 A.M. ET to discuss the quarterly results. The call may be accessed as follows:

When:	Friday, October 30, 2009 at 10:00 A.M. Eastern Time
Dial-in number:	(800) 230-1074
Conference call name:	“SBA Third Quarter Results”
Replay:	October 30, 2009 at 12:00 P.M. through November 13, 2009 at 11:59 P.M.
Number:	(800) 475-6701
Access Code:	114693
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) customer demand and activity through the end of 2009 and 2010; (ii) the Company’s positioning to create additional shareholder value, (iii) the use of the net proceeds from the Company’s recent debt offering; (iv) the Company’s financial and operational guidance for the fourth quarter of 2009, full year 2009 and full year 2010, including its ability to drive material growth in equity free cash flow per share and (v) the Company’s expectations regarding tower acquisitions and its belief that pending acquisitions will close by the end of the first quarter of 2010. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2009 and the Company’s reports filed on Form 10-Q. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (3) the impact, if any, of consolidation among wireless service providers; (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (5) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for our business; (6) the Company’s ability to acquire land underneath towers on terms that are accretive; (7) the Company’s ability to realize economies of scale from its tower portfolio; (8) the Company’s ability to comply with covenants and the terms of its credit instruments; (9) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular and (10) the continued dependence on towers and outsourced site development services by the wireless carriers. With respect to the Company’s plan for new builds, these factors also include zoning approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build approximately 100 towers in 2009 and 100 to 110 towers in 2010. With respect to its expectations regarding the ability to close pending tower acquisitions, these factors also include satisfactorily completing due diligence, the ability and willingness of each party to fulfill their respective closing conditions and the availability of cash on hand, borrowing capacity under the senior credit facility or shares of the Company’s Class A common stock to pay the anticipated consideration. With respect to repurchases under the adopted stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of its Common Stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes.

Information on non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.” This press release will be available on our website at www.sbasite.com.

About SBA

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 45,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 226-9232, or visit our website at www.sbasite.com.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008
Revenues:		(as restated)(1)		(as restated)(1)
Site leasing	$120,551	$100,506	$353,371	$283,620
Site development	18,738	18,150	57,162	56,905

Total revenues	139,289	118,656	410,533	340,525

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	28,645	24,726	83,727	69,367
Cost of site development	16,643	17,282	49,972	52,237
Selling, general and administrative (2)	13,204	12,419	38,440	35,459
Acquisition related expenses	899	77	2,646	77
Depreciation, accretion and amortization	64,946	52,725	192,850	149,331

Total operating expenses	124,337	107,229	367,635	306,471

Operating income	14,952	11,427	42,898	34,054

Other income (expense):
Interest income	334	1,847	917	5,574
Interest expense	(36,421)	(26,747)	(93,316)	(75,845)
Non-cash interest expense	(14,035)	(9,877)	(35,427)	(22,385)
Amortization of deferred financing fees	(2,603)	(2,935)	(7,991)	(7,997)
Loss from extinguishment of debt	(12,518)	(414)	(4,189)	(414)
Other income (expense)	120	(525)	89	(5,412)

Total other expense	(65,123)	(38,651)	(139,917)	(106,479)

Loss from operations before provision for income taxes	(50,171)	(27,224)	(97,019)	(72,425)
Provision for income taxes	(18)	(424)	(490)	(692)

Net loss	(50,189)	(27,648)	(97,509)	(73,117)
Net loss attributable to noncontrolling interest	(80)	—	(148)	—

Net loss attributable to SBA Communications Corporation	$(50,109)	$(27,648)	$(97,361)	$(73,117)

Basic and diluted loss per common share	$(0.43)	$(0.26)	$(0.83)	$(0.68)

Weighted average number of common shares	116,686	107,384	117,245	107,661

(1)	The three months and the nine months ended September 30, 2008 have been restated to reflect the adoption of FSP APB 14-1 which became effective on January 1, 2009.
(2)

Includes non-cash compensation of $1,880 and $1,555 for the three months ended September 30, 2009 and 2008, respectively and $5,734 and $5,399 for the nine months ended September 30, 2009 and 2008, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2009	December 31, 2008
		(as restated)(1)
ASSETS
Current assets:
Cash and cash equivalents	$285,843	$78,856
Short-term investments	6,332	162
Restricted cash	26,534	38,599
Accounts receivable, net of allowance of $316 and $852 in 2009 and 2008, respectively	15,630	16,351
Other current assets	20,407	20,347

Total current assets	354,746	154,315

Property and equipment, net	1,469,067	1,502,672
Intangible assets, net	1,385,200	1,425,132
Other long-term assets	142,590	125,710

Total assets	$3,351,603	$3,207,829

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$6,000
Accounts payable and accrued expenses	34,736	30,492
Interest payable	26,796	5,946
Other current liabilities	52,722	48,156

Total current liabilities	114,254	90,594

Long-term liabilities:
Long-term debt	2,508,419	2,386,230
Other long-term liabilities	90,980	80,495

Total long-term liabilities	2,599,399	2,466,725

Shareholders’ equity	637,950	650,510

Total liabilities and shareholders’ equity	$3,351,603	$3,207,829

(1)	The December 31, 2008 balance sheet has been restated to reflect the adoption of FSP APB 14-1.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended September 30,
	2009	2008
		(as restated)(1)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(50,189)	$(27,648)
Depreciation, accretion, and amortization	64,946	52,725
Non-cash interest expense	14,035	9,877
Loss from extinguishment of debt	12,518	414
Other non-cash items reflected in the Statement of Operations	4,332	5,193
Changes in operating assets and liabilities	16,713	13,437

Net cash provided by operating activities	62,355	53,998

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(12,473)	(9,948)
Purchases of investments	(2,560)	—
Acquisitions, net of working capital acquired and related earn-outs	(25,030)	(35,922)
Disposition of fixed assets	494	13
Payment of restricted cash related to tower removal obligations	(11)	(95)

Net cash used in investing activities	(39,580)	(45,952)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on the extinguishment of CMBS debt	(496,672)	—
Payment on the extinguishment of convertible debt	(3,930)	—
Proceeds from the issuance of senior notes, net of fees paid	728,717	—
Borrowings under the senior secured credit facility	—	225,448
Repayment of senior secured credit facility	(4,403)	—
Payments and extinguishment of the Optasite credit facility	(146,117)	—
Proceeds from employee stock purchase/stock option plans	1,159	1,123
Release (payment) of restricted cash relating to CMBS Certificates	10,229	(2,001)
Payment of deferred financing fees	(144)	(731)

Net cash provided by financing activities	88,839	223,839

NET INCREASE IN CASH AND CASH EQUIVALENTS	111,614	231,885
CASH AND CASH EQUIVALENTS:
Beginning of period	174,229	207,270

End of period	$285,843	$439,155

(1)	The third quarter of 2008 has been restated to reflect the adoption of FSP APB 14-1.

	For the three months ended September 30, 2009	For the nine months ended September 30, 2009
	(in thousands)
SELECTED CAPITAL EXPENDITURE DETAIL:

Tower new build construction	$7,864	$22,323

Operating tower expenditures:
Tower upgrades/augmentations	2,395	5,800
Maintenance/improvement capital expenditures	1,941	5,057

	4,336	10,857

General corporate expenditures	273	926

Total capital expenditures	$12,473	$34,106

Non-GAAP Financial Measures

Segment Operating Profit and Segment Operating Profit Margin

This press release includes disclosures regarding our Site Leasing Segment Operating Profit and Site Development Segment Operating Profit, which are non-GAAP financial measures. Each respective Segment Operating Profit is defined as segment revenue less segment cost of revenue (excluding depreciation, accretion and amortization) and Segment Operating Profit Margin is defined as Segment Operating Profit divided by segment revenue. Total Segment Operating Profit is the total of the Segment Operating Profits of the two segments. Segment Operating Profit and Segment Operating Profit Margin are, in our opinion, indicators of the operating performance of our site leasing and site development segments and each is used to provide management with the ability to monitor the operating results and margin of each segment, while excluding the impact of depreciation, accretion and amortization, which is largely fixed and non-cash in nature. Segment Operating Profit and Segment Operating Profit Margin are not intended to be alternative measures of revenue, segment gross profit or segment gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Segment Operating Profit and Segment Operating Profit Margin have certain material limitations. Specifically, these measurements do not include depreciation, accretion or amortization expense. As we use capital assets in our business, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore, any measure that excludes depreciation, accretion and amortization expense has material limitations. We compensate for these limitations by using Segment Operating Profit and Segment Operating Profit Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the operating performance of our segments.

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing Segment		Site Development Segment
	For the three months ended September 30,		For the three months ended September 30,

	2009	2008	2009	2008
	(in thousands)		(in thousands)

Segment revenue	$120,551	$100,506	$18,738	$18,150
Segment cost of revenues (excluding depreciation, accretion and amortization):	(28,645)	(24,726)	(16,643)	(17,282)

Segment operating profit	$91,906	$75,780	$2,095	$868

Segment operating profit margin(1)	76.2%	75.4%	11.2%	4.8%

(1)	Segment operating profit margin for a particular quarterly period is segment operating profit divided by segment revenue.

Tower Cash Flow and Tower Cash Flow Margin

This press release includes disclosures on our historical results and future outlook for Tower Cash Flow and Tower Cash Flow Margin, which are non-GAAP financial measures. Tower Cash Flow is defined as Site Leasing Segment Operating Profit excluding non-cash straight-line leasing revenue and non-cash straight-line ground lease expense and Tower Cash Flow Margin is defined as Tower Cash Flow divided by the difference of site leasing revenue minus non-cash straight-line site leasing revenue. We discuss these non-GAAP financial measures because we believe these items are indicators of performance of our site leasing operations. In addition, Tower Cash Flow is a component of the calculation used by our lenders to determine compliance with certain covenants under our senior credit facility and senior notes. Neither Tower Cash Flow nor Tower Cash Flow Margin are intended to be alternative measures of site leasing gross profit nor of site leasing gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Tower Cash Flow and Tower Cash Flow Margin have certain material limitations. Specifically, these measurements do not include straight-line leasing revenue of a non-cash nature and straight-line ground lease expense of a non-cash nature. Because these non-cash leasing revenue and non-cash ground lease expenses reflect the straight-line impact of the tenant leases and ground leases associated with our site leasing operations, any measure that excludes these non-cash items has material limitations. We compensate for these limitations by using Tower Cash Flow and Tower Cash Flow Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the profitability of our site leasing operations.

The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement and the calculation of Tower Cash Flow Margin. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended September 30,
	2009	2008
	(in thousands)

Site leasing revenue	$120,551	$100,506
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(28,645)	(24,726)

Site leasing segment operating profit	91,906	75,780
Non-cash straight-line leasing revenue	(1,412)	(1,866)
Non-cash straight-line ground lease expense	3,094	2,702

Tower Cash Flow	$93,588	$76,616

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended September 30,
	2009	2008
	(in thousands)

Site leasing revenue	$120,551	$100,506
Non-cash straight-line leasing revenue	(1,412)	(1,866)

Site leasing revenue minus non-cash straight-line leasing revenue	$119,139	$98,640

Tower Cash Flow	$93,588	$76,616

Tower Cash Flow Margin	78.6%	77.7%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

This press release includes disclosures on our historical results and future outlook for Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA is defined as net loss excluding the impact of net interest expenses, provision for taxes, depreciation, accretion and amortization, asset impairment and other charges, non-cash compensation, gain/(loss) from extinguishment of debt net of write-off of deferred financing fees, other income and expense, non-recurring acquisition related integration costs, non-cash straight-line leasing revenue and non-cash straight-line ground lease expense. In addition, commencing January 1, 2009, Adjusted EBITDA excludes acquisition related costs which, pursuant to the adoption of Statement of Financial Accounting Standard 141(R), are expensed and included within operating expenses. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by the difference of total revenue minus non-cash straight-line leasing revenue. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with our senior credit facility and senior notes covenants. Neither Adjusted EBITDA, Annualized Adjusted EBITDA nor Adjusted EBITDA Margin are intended to be alternative measures of operating income or gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin have certain material limitations, including the following:

* They do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations;

* They do not include depreciation, accretion and amortization expense. As we use capital assets, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation, accretion and amortization expense has material limitations;

* They do not include provisions for taxes. Because the payment of taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations;

* They do not include non-cash expenses such as asset impairment and other charges, non-cash compensation, other expense/income, non-cash straight-line leasing revenue and non-cash straight-line ground lease expense. Because these non-cash items are a necessary element of our costs and our ability to generate profits, any measure that excludes these non-cash items has material limitations; and

* They do not include acquisition related expenses. Because acquisition related expenses are a necessary element to grow the business through portfolio expansion, any measure that excludes these expenses has material limitations.

We compensate for these limitations by using Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin as only three of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended September 30,
	2009	2008
		(as restated)
	(in thousands)
Net loss attributable to SBA Communications Corporation	$(50,109)	$(27,648)
Interest income	(334)	(1,847)
Interest expense(1)	53,059	39,559
Depreciation, accretion, and amortization	64,946	52,725
Provision for income taxes(2)	566	684
Loss from extinguishment of debt	12,518	414
Acquisition related expenses(3)	899	77
Non-cash compensation	1,922	1,615
Non-cash straight-line leasing revenue	(1,412)	(1,866)
Non-cash straight-line ground lease expense	3,094	2,702
Other income / expense	(120)	525

Adjusted EBITDA	$85,029	$66,940

Annualized Adjusted EBITDA (4)	$340,116	$267,760

(1)	Interest expense includes cash interest expense, non-cash interest expense and amortization of deferred financing fees.
(2)

For the three months ended September 30, 2009 and September 30, 2008, these amounts included $548 and $260, respectively, of franchise taxes reflected on the Statement of Operations in selling, general and administrative expenses.

(3)	The three months ended September 30, 2008 reflect acquisition integration costs that were previously reflected on the Statement of Operations in selling, general and administrative expenses.
(4)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended September 30,
	2009	2008
	(in thousands)

Total revenues	$139,289	$118,656
Non-cash straight-line leasing revenue	(1,412)	(1,866)

Total revenues minus non-cash straight-line leasing revenue	$137,877	$116,790

Adjusted EBITDA	$85,029	$66,940

Adjusted EBITDA Margin	61.7%	57.3%

Net Debt, Leverage Ratio, and Secured Leverage Ratio

This press release includes disclosures regarding Net Debt, Leverage Ratio and Secured Leverage Ratio. We define Net Debt as the notional principal amount of outstanding debt minus cash and cash equivalents, short-term investments, and short-term restricted cash. We define Net Secured Debt as the notional principal amount of outstanding secured debt minus cash and cash equivalents, short-term investments and short-term restricted cash. Under GAAP policies, the notional principal amount of the Company's outstanding debt is not necessarily reflected on the face of the Company's financial statements. For example, in accordance with FSP APB 14-1, commencing January 1, 2009, the Company was required to retroactively present its debt balances net of the fair value of the equity component of its Convertible Senior Notes. In addition, the 2016 Senior Notes and the 2019 Senior Notes have been recorded net of original issue discounts. Leverage Ratio is defined as Net Debt divided by Annualized Adjusted EBITDA. Secured Leverage Ratio is defined as Net Secured Debt divided by Annualized Adjusted EBITDA. We believe that by including the full amount of the notional principal amount due at maturity for purposes of calculating net debt it will provide investors a more complete understanding of our net debt and leverage position. We have included these non-GAAP financial measures because we believe these items are indicators of our financial condition, and they are used by our lenders to determine compliance with certain covenants under our senior credit facility and senior notes. The non-GAAP measurements of Net Debt, Leverage Ratio and Secured Leverage Ratio have certain material limitations. Specifically, these measurements exclude cash and cash equivalents, short-term investments, and short-term restricted cash thereby reducing our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations. In addition, since a component of our Leverage and Secured Leverage Ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. We compensate for these limitations by using Net Debt, our Leverage Ratio and our Secured Leverage Ratio as only a few of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

The outstanding Debt consists of the following:

September 30, 2009
(in thousands)

2006 CMBS Certificates	$973,900

Total secured debt	973,900

0.375% Convertible Senior Notes (carrying value of $28,188)	30,403
1.875% Convertible Senior Notes (carrying value of $425,030)	550,000
4.0% Convertible Senior Notes (carrying value of $336,907)	500,000
2016 Senior Notes (carrying value of $372,537)	375,000
2019 Senior Notes (carrying value of $371,857)	375,000

Total unsecured debt	1,830,403

Total debt	$2,804,303

Leverage Ratio

Total debt	$2,804,303
Less: Cash and cash equivalents, short-term investments and short- term restricted cash	(318,709)

Net Debt	$2,485,594

Divided by:
Annualized Adjusted EBITDA	$340,116

Leverage Ratio	7.3x

Secured Leverage Ratio

Total secured debt	$973,900
Less: Cash and cash equivalents, short-term investments and short- term restricted cash	(318,709)

Net Secured Debt	$655,191

Divided by:
Annualized Adjusted EBITDA	$340,116

Secured Leverage Ratio	1.9x

Equity Free Cash Flow and Equity Free Cash Flow Per Share

This press release includes disclosures on our historical results and our future outlook for Equity Free Cash Flow and Equity Free Cash Flow Per Share which are non-GAAP financial measures. Equity Free Cash Flow is defined as Adjusted EBITDA minus net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid. Equity Free Cash Flow Per Share is defined as Equity Free Cash Flow divided by the weighted average shares outstanding for the period. We discuss Equity Free Cash Flow and Equity Free Cash Flow Per Share because we believe that these measures are indicators of the amount of cash produced by our business and thus reflect the amount that may be available for reinvestment in the business through discretionary capital expenditures, repayment of indebtedness or return to shareholders. Equity Free Cash Flow is not intended to be an alternative measure of cash flow from operations or operating income as determined in accordance with GAAP. Equity Free Cash Flow Per Share is not intended to be an alternative measure of earnings per share as determined in accordance with GAAP.

The use of Equity Free Cash Flow and Equity Free Cash Flow Per Share has certain material limitations. Specifically, these measurements do not include discretionary capital expenditures. Because the determination of which capital expenditures are discretionary is subject to various interpretations and because these types of capital expenditures are an integral part of our plans for growth, any measure that excludes these items has material limitations. Furthermore, as the calculations of Equity Free Cash Flow and Equity Free Cash Flow Per Share are based on our Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. In addition, by using Adjusted EBITDA as the starting point rather than cash flow from operating activities, timing differences on the cash receipts and disbursements of a number of items, primarily in working capital, are not captured. We compensate for these limitations by using Equity Free Cash Flow and Equity Free Cash Flow Per Share as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our cash flow from operations.

The table below sets forth the reconciliation of Equity Free Cash for the three months ended September 30, 2009 and 2008 and the calculation of Equity Free Cash Flow Per Share for such periods. Equity Free Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended September 30,
	2009	2008
	(in thousands)

Adjusted EBITDA	$85,029	$66,940
Net Cash Interest Expense	(36,087)	(24,900)
Non-discretionary cash capital expenditures	(2,214)	(2,006)
Cash taxes paid	(708)	(739)

Equity Free Cash Flow	$46,020	$39,295

Weighted average number of common shares	116,686	107,384

Equity Free Cash Flow Per Share	$0.39	$0.37